EXHIBIT 5.1
November 21, 2005
KLA-Tencor Corporation
160 Rio Robles
San Jose, CA 95134

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about November 21, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Amended and Restated 1997 Employee Stock Purchase Plan. Such shares of Common Stock are referred to herein as the “Shares.” As legal counsel, I have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Amended and Restated 1997 Employee Stock Purchase Plan.
     It is my opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Amended and Restated 1997 Employee Stock Purchase Plan and pursuant to the agreements that accompany the Amended and Restated 1997 Employee Stock Purchase Plan, the Shares will be legally and validly issued, fully paid and non-assessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,
/s/ Stuart J. Nichols
Stuart J. Nichols
Vice President, General Counsel KLA-Tencor Corporation